As filed with the Securities and Exchange Commission on September 9, 2019

Registration No. 333-204671

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S‑8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ATRM HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Minnesota	41-1439182
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5215 Gershwin Avenue N.
Oakdale, Minnesota 55128
(Address, including zip code, of Principal Executive Offices)
2014 Incentive Plan
(Full title of the plan)

Daniel M. Koch
5215 Gershwin Avenue N.
Oakdale, Minnesota 55128
(651) 704-1800
(Name, address and telephone number of agent for service)

Copy to:
Steven F. Carman, Esq.
Rebecca C. Taylor, Esq.
Husch Blackwell LLP
4801 Main Street, Suite 1000
Kansas City, MO 64112
(816) 983-8000

DEREGISTRATION OF UNSOLD SECURITIES

ATRM Holdings, Inc. (the “Company”), is filing with the Securities and Exchange Commission (the “SEC”) this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-204671) (the “Registration Statement”) filed with the SEC on June 3, 2015, pursuant to which the Company registered 100,000 shares of the Company’s common stock, par value $0.001 per share, for issuance under the Company’s 2014 Incentive Plan (the “Plan”).
Pursuant to the terms of the Agreement and Plan of Merger, dated as of July 3, 2019 (the “Merger Agreement”), among the Company, Digirad Corporation (“Parent”), and Digirad Acquisition Corporation, a newly-formed subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.  In connection therewith, and subject to the terms of the Merger Agreement, at the effective time and as a result of the Merger, each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger, will be cancelled.  Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister any and all shares of the Company’s common stock covered by the Registration Statement which remain unissued as of the date of this filing.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakdale, State of Minnesota, on September 9, 2019
ATRM HOLDINGS, INC.

By:	/s/ Daniel M. Koch
Daniel M. Koch
President and Chief Executive Officer